Exhibit 99.1

Contact:	Media Relations	Investor Relations
	Jeanmarie McFadden	Suzanne Charnas
	212-762-6901	212-761-3043

Morgan Stanley Reports Third Quarter Results

Net Revenues of $8.0 Billion
Quarterly EPS of $1.32
Annualized ROE of 16%
Strong Results in Commodities, Foreign Exchange and Equity Trading, Including a Record in Prime Brokerage

NEW YORK, September 16, 2008 – Morgan Stanley (NYSE: MS) today reported income from continuing operations for the third quarter ended August 31, 2008 of $1,425 million, or $1.32 per diluted share, compared with $1,474 million, or $1.38 per diluted share, in the third quarter of last year.  Net revenues were $8.0 billion, 1 percent above last year’s third quarter.  Non-interest expenses of $6.1 billion increased 7 percent from a year ago.  The annualized return on average common equity from continuing operations was 16.5 percent in the current quarter, compared with 17.2 percent in the prior year.

For the first nine months of fiscal 2008, income from continuing operations was $4,002 million, or $3.72 per diluted share, compared with $6,151 million, or $5.79 per diluted share a year ago.  Net revenues decreased 20 percent to $22.9 billion and non-interest expenses decreased 10 percent to $17.3 billion.  The annualized return on average common equity from continuing operations was 16.1 percent, compared with 25.5 percent a year ago.

Net income for the quarter was $1,425 million, or $1.32 per diluted share, compared with $1,543 million, or $1.44 per diluted share, in the third quarter of fiscal 2007.  The annualized return on average common equity for the quarter was 16.5 percent, compared with 17.1 percent a year ago.  For the first nine months of fiscal 2008, net income was $4,002 million, or $3.72 per diluted share, compared with $6,797 million, or $6.40 per diluted share a year ago.  Net income for the first nine months of fiscal 2007 includes the results of Discover Financial Services which are reported in discontinued operations.  The annualized return on average common equity for the first nine months was 16.1 percent, compared with 24.9 percent last year.

Business Highlights

•	Equity sales and trading net revenues of $2.7 billion included record results in prime brokerage and strong results in the proprietary trading, derivatives and cash businesses.
•
Fixed income sales and trading net revenues of $1.9 billion included higher revenues in commodities, offset by lower revenues in interest rate, credit & currency products and net writedowns in the mortgage proprietary trading business of $640 million.

•
Equity and fixed income sales and trading net revenues included approximately $0.5 billion and $0.9 billion, respectively, from the widening of Morgan Stanley’s credit spreads on certain long-term debt.

•	Investment banking delivered net revenues of $1.0 billion, despite the challenging market environment.
•	During the quarter, the Firm advised the U.S. Treasury Department on strategic alternatives for Fannie Mae and Freddie Mac, a testament to the strength of our investment banking franchise.
•	Global Wealth Management achieved net revenues of $1.6 billion. This business generated net new assets of $13.7 billion, the second highest ever, and our tenth consecutive quarter of client inflows.
•
The Firm continued to maintain strong liquidity and capital positions in the quarter with average total and parent liquidity of $175 billion and $81 billion, respectively, and leverage and adjusted leverage ratios of 23.5x and 12.9x, respectively.

John J. Mack, Chairman and CEO, said, "Despite unprecedented market conditions, Morgan Stanley's core client franchise achieved solid revenue growth, profitability and ROE this quarter. Our people delivered particularly strong performance across our prime brokerage, commodities, foreign exchange and equities businesses, and we saw continued growth in our international business. We have continued to actively reduce our legacy positions and carefully manage our risk, capital and liquidity. I am confident that Morgan Stanley's strong balance sheet and product and geographic diversification leave us well-positioned to serve our clients and realize opportunities in these challenging markets."

INSTITUTIONAL SECURITIES
Institutional Securities posted pre-tax income1 of $2.2 billion, compared with $1.5 billion in the third quarter of fiscal 2007.  Net revenues of $5.9 billion, which included a gain of $745 million related to the follow-on offering of MSCI Inc., increased 19 percent from $5.0 billion a year ago.  The quarter’s pre-tax margin was 37 percent, compared with 30 percent in last year’s third quarter.  The quarter’s return on average common equity was 29 percent, compared with 16 percent a year ago.
•	Advisory revenues were $401 million, a 40 percent decrease from last year’s third quarter.
•
Underwriting revenues of $631 million decreased 19 percent from last year’s third quarter.  Equity underwriting revenues were $379 million, a 12 percent decrease from the prior year’s third quarter.  Fixed income underwriting revenues decreased 27 percent to $252 million from last year’s third quarter.

•
Fixed income sales and trading net revenues of $1.9 billion were 8 percent below the third quarter of last year and included $0.9 billion from the widening of Morgan Stanley’s credit spreads on certain long-term debt.  In addition, lower net revenues in Interest Rate, Credit & Currency (IRCC) and net losses in mortgage proprietary trading were partly offset by higher net revenues in commodities.  Within IRCC, continued dislocation in the credit markets resulted in a significant decline in credit products net revenues from a year ago primarily reflecting losses related to monoline exposure, partly offset by strong results in foreign exchange driven by higher levels of customer flow and market volatility.  Commodities revenues increased substantially from a year ago primarily reflecting strong customer flow and higher price volatility.

•
Equity sales and trading net revenues of $2.7 billion were 42 percent above last year’s third quarter and included $0.5 billion from the widening of Morgan Stanley’s credit spreads on certain long-term debt.  In addition, the quarterly results reflect higher net revenues in the proprietary trading, derivatives and cash businesses, and record results in prime brokerage.  Proprietary trading results reflect solid gains compared with significant losses a year ago.

•
Other sales and trading net losses of approximately $410 million primarily resulted from mark to market losses on loans and commitments, largely related to acquisition financing to non-investment grade companies, partly offset by gains on hedges.

•
Investment losses were $245 million compared with gains of $217 million in the third quarter of last year, reflecting losses on investments in real estate funds, investments for the benefit of our employee deferred compensation and co-investment plans, and other principal investments.

1 Represents income from continuing operations before gains / losses from unconsolidated investees and taxes.

•
The Company’s average trading VaR measured at the 95 percent confidence level was $99 million compared with $87 million in the third quarter of fiscal 2007 and $99 million in the second quarter of 2008.  Total aggregate average trading and non-trading VaR was $128 million, compared with $91 million in the third quarter of fiscal 2007 and $112 million in the second quarter of 2008.  At quarter-end, the Company’s trading VaR was $92 million, compared with $99 million in the second quarter of 2008, and the aggregate trading and non-trading VaR was $119 million compared with $118 million in the prior quarter.  Average trading VaR remained unchanged from last quarter as increases in VaR, driven primarily by higher spread levels, were offset by a reduction in key trading risks.  The change in aggregate average trading and non-trading VaR was driven primarily by increased lending activity, which was reduced by quarter-end.

•
Non-interest expenses were $3.7 billion, an increase of 7 percent from the third quarter of last year.  Compensation costs increased from last year’s third quarter.  Non-compensation expenses decreased from a year ago primarily reflecting lower brokerage and clearing expenses.

GLOBAL WEALTH MANAGEMENT GROUP
Global Wealth Management Group posted a pre-tax loss of $34 million, compared with pre-tax income of $287 million in the third quarter of last year.  The results for the quarter include a charge of $277 million for the settlement related to auction rate securities (ARS).2
•
Net revenues were $1.6 billion, down 8 percent from a year ago reflecting lower asset management and underwriting revenues partly offset by higher net interest revenues from growth in the bank deposit sweep program.  The decline in asset management revenues reflects the termination of certain fee-based brokerage programs in the fourth quarter of 2007 and a change in the classification of sub-advisory fees relating to certain customer agreements, partly offset by growth in other fee-based products.[3]

•
Non-interest expenses of $1.6 billion included the charge related to the ARS settlement noted above.  Excluding this charge, non-interest expense decreased 6 percent from a year ago.  Compensation costs decreased from a year ago, primarily reflecting lower net revenues.  Non-compensation expenses declined from a year ago reflecting the change in the classification of certain sub-advisory fees noted above, partly offset by an insurance reimbursement related to a litigation matter included in the prior year.

2 The total charge related to the ARS settlement was $288 million, of which $11 million is included in the results of the Institutional Securities business segment.
3 Beginning in 1Q08, certain sub-advisory fees are reported as a reduction to asset management, distribution and administration fees, reflecting changes to certain customer agreements.  In prior periods, these fees were reported as non-compensation expenses.

•
Total client assets of $707 billion declined $27 billion, or 4 percent, from last year’s third quarter as net new assets were more than offset by asset depreciation.  Client assets in fee-based accounts were $186 billion, a 12 percent decrease from a year ago and represent 26 percent of total client assets.

•
The 8,500 global representatives at quarter-end achieved average annualized revenue per global representative of $741,000 and total client assets per global representative of $83 million. The number of global representatives has increased 2 percent from the second quarter of this year driven by strong recruiting and low turnover.

ASSET MANAGEMENT
Asset Management posted a pre-tax loss of $204 million, compared with pre-tax income of $491 million in last year’s third quarter.
•
Net revenues decreased 53 percent to $647 million resulting from lower net revenues in our merchant banking and core businesses.  Merchant banking net revenues declined from a year ago as the real estate and private equity businesses reported investment losses compared with gains in the prior year.  The current quarter includes operating revenues associated with our Crescent real estate subsidiary.[4]  Core results reflect lower management and administration fees, primarily due to lower performance fees in our alternatives business and principal investment losses.

•
Non-interest expenses decreased 3 percent to $851 million from a year ago.  Compensation costs declined on lower net revenues including losses associated with investments for the benefit of our employee deferred compensation and co-investment plans.  Non-compensation expenses increased from a year ago primarily reflecting operating costs associated with our Crescent real estate subsidiary,[4] partly offset by lower levels of business activity.

•
Asset Management recorded net customer inflows of $1.6 billion for the quarter, compared with net inflows of $20.8 billion a year ago.  Core net inflows were $1.2 billion, compared with net inflows of $13.6 billion a year ago, primarily driven by lower flows in fixed income and alternative products.  Net inflows in merchant banking of $0.4 billion for the quarter were down from $7.2 billion a year ago, primarily driven by lower net investment activity in real estate.

•
Assets under management or supervision at August 31, 2008 of $570 billion declined $7 billion, or 1 percent, from a year ago, reflecting a decrease in our core business, which was partly offset by an increase in our merchant banking business.  The decrease in core primarily resulted from asset depreciation and net customer outflows in equity, partly offset by net inflows in fixed income money market products, while the increase in merchant banking primarily reflects net investment activity.

4 On May 31, 2008, the assets and liabilities of the Crescent Real Estate Limited Partnership were included in the Company’s consolidated results.

•
The percent of the Company's long-term fund assets performing in the top half of the Lipper rankings was 34 percent over one year, 42 percent over three years, 54 percent over five years and 67 percent over ten years.

OTHER MATTERS
The quarter’s results reflect a decrease in the Company’s annual effective tax rate from 30.0 percent in the second quarter to 29.0 percent, reflecting higher domestic tax credits.

As of August 31, 2008, the Company has not repurchased any shares of its common stock this fiscal year as part of its capital management share repurchase program.  On September 8, 2008, the Company’s outstanding share count was reduced by approximately 24 million shares in connection with employee tax withholding obligations resulting from the conversion of certain restricted stock unit awards, previously granted to employees, to common stock.

The Company announced that its Board of Directors declared a $0.27 quarterly dividend per common share.  The dividend is payable on October 31, 2008, to common shareholders of record on October 17, 2008.  The Company also announced that its Board of Directors declared a quarterly dividend of $255.56 per share of Series A Floating Rate Non-Cumulative Preferred Stock (represented by depositary shares, each representing 1/1,000th interest in a share of preferred stock and each having a dividend of $0.25556) to be paid on October 15, 2008 to preferred shareholders of record on September 30, 2008.

Total capital as of August 31, 2008 was $202.6 billion, including $46.1 billion of common equity, preferred equity and junior subordinated debt issued to capital trusts.  Book value per common share was $31.25, based on 1.1 billion shares outstanding.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 35 countries. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2007 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in the Company's Quarterly Reports on Forms 10-Q and other items throughout the Form 10-K, Forms 10-Q and the Company's 2008 Current Reports on Form 8-K.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended
	Aug 31, 2008	Aug 31, 2007	May 31, 2008	Aug 31, 2007	May 31, 2008	Aug 31, 2008	Aug 31, 2007	Percentage Change
Net revenues
Institutional Securities (1)	$5,911	$4,983	$3,625	19%	63%	$15,749	$19,574	(20%)
Global Wealth Management Group (2)	1,555	1,683	2,436	(8%)	(36%)	5,597	4,836	16%
Asset Management	647	1,364	488	(53%)	33%	1,678	4,241	(60%)
Intersegment Eliminations	(64)	(72)	(39)	11%	(64%)	(143)	(175)	18%
Consolidated net revenues	$8,049	$7,958	$6,510	1%	24%	$22,881	$28,476	(20%)

Income / (loss) before taxes (3)
Institutional Securities	$2,183	$1,501	$679	45%	*	$4,979	$7,296	(32%)
Global Wealth Management Group	(34)	287	989	(112%)	(103%)	1,209	777	56%
Asset Management	(204)	491	(227)	(142%)	10%	(592)	1,173	(150%)
Intersegment Eliminations	3	(14)	5	121%	(40%)	12	(1)	*
Consolidated income / (loss) before taxes	$1,948	$2,265	$1,446	(14%)	35%	$5,608	$9,245	(39%)
Earnings / (loss) applicable to common shareholders	$1,414	$1,526	$1,012	(7%)	40%	$3,960	$6,747	(41%)

Earnings per basic share: (4)
Income from continuing operations	$1.36	$1.45	$0.97	(6%)	40%	$3.83	$6.08	(37%)
Discontinued operations (5)	$-	$0.07	$-	*	--	$-	$0.65	*
Earnings per basic share	$1.36	$1.52	$0.97	(11%)	40%	$3.83	$6.73	(43%)

Earnings per diluted share: (4)
Income from continuing operations	$1.32	$1.38	$0.95	(4%)	39%	$3.72	$5.79	(36%)
Discontinued operations (5)	$-	$0.06	$-	*	--	$-	$0.61	*
Earnings per diluted share	$1.32	$1.44	$0.95	(8%)	39%	$3.72	$6.40	(42%)

Average common shares outstanding
Basic	1,042,541,501	1,002,330,181	1,038,145,038			1,033,829,591	1,002,687,312
Diluted	1,072,015,729	1,057,495,875	1,067,184,178			1,065,689,131	1,053,683,836
Period end common shares outstanding	1,109,155,431	1,062,450,986	1,108,865,416			1,109,155,431	1,062,450,986

Return on average common equity from continuing operations	16.5%	17.2%	12.3%			16.1%	25.5%
Return on average common equity	16.5%	17.1%	12.3%			16.1%	24.9%

(1)	The quarters ended May 31, 2008 and August 31, 2008 include pre-tax gains of $744 million and $745 million, respectively, related to the follow-on offerings of MSCI Inc.
(2)
The quarter ended May 31, 2008 includes a pre-tax gain of $748 million on the sale of the Spanish wealth management business, Morgan Stanley Wealth Management S.V., S.A.U. The quarter ended August 31, 2008 includes a charge of $277 million related to the auction rate securities settlement.

(3)	Represents consolidated income / (loss) from continuing operations before gain / (loss) from unconsolidated investees, taxes and gain / (loss) from discontinued operations.
(4)	Summation of the quarters' earnings per common share may not equal the annual amounts due to the averaging effect of the number of shares and share equivalents throughout the year. 2007 is also affected by the loss reported for the quarter ended November 30, 2007. As a result of this loss, basic and diluted shares outstanding are equal for this period.
(5)	All periods have been restated to include the results of Discover Financial Services in discontinued operations.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended
	Aug 31, 2008	Aug 31, 2007	May 31, 2008	Aug 31, 2007	May 31, 2008	Aug 31, 2008	Aug 31, 2007	Percentage Change

Investment banking	$1,146	$1,659	$1,049	(31%)	9%	$3,304	$4,799	(31%)
Principal transactions:
Trading	2,604	1,381	1,403	89%	86%	7,397	10,377	(29%)
Investments	(453)	558	(464)	(181%)	2%	(1,263)	2,442	(152%)
Commissions	1,070	1,264	1,155	(15%)	(7%)	3,424	3,392	1%
Asset management, distribution and admin. fees	1,423	1,701	1,464	(16%)	(3%)	4,437	4,776	(7%)
Interest and dividends	9,792	14,405	10,117	(32%)	(3%)	33,874	43,976	(23%)
Other (1)	1,117	262	1,799	*	(38%)	3,233	855	*
Total revenues	16,699	21,230	16,523	(21%)	1%	54,406	70,617	(23%)
Interest expense	8,650	13,272	10,013	(35%)	(14%)	31,525	42,141	(25%)
Net revenues	8,049	7,958	6,510	1%	24%	22,881	28,476	(20%)

Compensation and benefits	3,695	3,596	2,960	3%	25%	10,726	13,365	(20%)

Occupancy and equipment	309	279	329	11%	(6%)	924	818	13%
Brokerage, clearing and exchange fees	378	459	448	(18%)	(16%)	1,270	1,186	7%
Information processing and communications	302	302	312	--	(3%)	919	865	6%
Marketing and business development	168	190	207	(12%)	(19%)	558	542	3%
Professional services	457	507	472	(10%)	(3%)	1,308	1,436	(9%)
Other (2)	792	360	336	120%	136%	1,568	1,019	54%
Total non-compensation expenses	2,406	2,097	2,104	15%	14%	6,547	5,866	12%

Total non-interest expenses	6,101	5,693	5,064	7%	20%	17,273	19,231	(10%)

Income / (loss) from continuing operations before gain / (loss) from unconsolidated investees and taxes	1,948	2,265	1,446	(14%)	35%	5,608	9,245	(39%)
Gain / (loss) from unconsolidated investees	8	(19)	19	142%	(58%)	29	(65)	145%
Provision / (benefit) for income taxes	531	772	439	(31%)	21%	1,635	3,029	(46%)
Income / (loss) from continuing operations	1,425	1,474	1,026	(3%)	39%	4,002	6,151	(35%)
Discontinued operations (3)
Gain / (loss) from discontinued operations	0	111	0	*	--	0	1,024	*
Income tax provision / (benefit)	0	42	0	*	--	0	378	*
Gain / (loss) from discontinued operations	0	69	0	*	--	0	646	*
Net income / (loss)	$1,425	$1,543	$1,026	(8%)	39%	$4,002	$6,797	(41%)
Preferred stock dividend requirements	$11	$17	$14	(35%)	(21%)	$42	$50	(16%)
Earnings / (loss) applicable to common shareholders	$1,414	$1,526	$1,012	(7%)	40%	$3,960	$6,747	(41%)

Return on average common equity from continuing operations	16.5%	17.2%	12.3%			16.1%	25.5%
Return on average common equity	16.5%	17.1%	12.3%			16.1%	24.9%
Pre-tax profit margin (4)	24%	29%	22%			25%	33%
Compensation and benefits as a % of net revenues	46%	45%	46%			47%	47%
Non-Compensation expenses as a % of net revenues	30%	26%	32%			29%	21%
Effective tax rate	27.1%	34.4%	30.0%			29.0%	33.0%

(1)
The quarter ended May 31, 2008 includes a pre-tax gain of $744 million related to the follow-on offering of MSCI Inc., (reported in Institutional Securities) and a pre-tax gain of $748 million on the sale of the Spanish wealth management business, Morgan Stanley Wealth Management S.V., S.A.U. (reported in Global Wealth Management Group). The quarter ended August 31, 2008 includes a pre-tax gain of $745 million related to the follow-on offering of MSCI, Inc. (reported in Institutional Securities).

(2)	The quarter ended August 31, 2008 includes a charge of $288 million related to the auction rate securities settlement.
(3)	All periods have been restated to include the results of Discover Financial Services in discontinued operations.
(4)	Income / (loss) from continuing operations before gain / (loss) from unconsolidated investees, as a % of net revenues.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.